Filed Pursuant to Rule 433

Registration No. 333-216285

November 8, 2017

Pricing Term Sheet

Johnson & Johnson

1.950% Notes due 2020

2.625% Notes due 2025

2.900% Notes due 2028

3.400% Notes due 2038

3.500% Notes due 2048

Issuer:	Johnson & Johnson

Security:	1.950% Senior Unsecured Notes due 2020	2.625% Senior Unsecured Notes due 2025	2.900% Senior Unsecured Notes due 2028	3.400% Senior Unsecured Notes due 2038	3.500% Senior Unsecured Notes due 2048

Size:	$500,000,000	$750,000,000	$1,500,000,000	$1,000,000,000	$750,000,000

Maturity Date:	November 10, 2020	January 15, 2025	January 15, 2028	January 15, 2038	January 15, 2048

Coupon:	1.950%	2.625%	2.900%	3.400%	3.500%

Interest Payment Dates:	Paid semi-annually on November 10 and May 10, commencing May 10, 2018	Paid semi-annually on January 15 and July 15, commencing July 15, 2018	Paid semi-annually on January 15 and July 15, commencing July 15, 2018	Paid semi-annually on January 15 and July 15, commencing July 15, 2018	Paid semi-annually on January 15 and July 15, commencing July 15, 2018

Price to Public:	99.893%	99.983%	99.881%	99.703%	99.623%

Underwriting Discount:	0.150%	0.350%	0.400%	0.750%	0.750%

Benchmark Treasury:	1.625% due October 15, 2020	2.250% due October 31, 2024	2.250% due August 15, 2027	3.000% due May 15, 2047	3.000% due May 15, 2047

Benchmark Treasury Price and Yield:	99-20, 1.757%	100-11, 2.197%	99-09, 2.333%	104-06+, 2.790%	104-06+, 2.790%

Spread to Benchmark Treasury:	23 bps	43 bps	58 bps	63 bps	73 bps

Yield:	1.987%	2.627%	2.913%	3.420%	3.520%

Make-Whole Call:	Treasury +7.5 bps	Treasury +7.5 bps, prior to November 15, 2024	Treasury +10 bps, prior to October 15, 2027	Treasury +10 bps, prior to July 15, 2037	Treasury +15 bps, prior to July 15, 2047

Par Call:		Any time on or after November 15, 2024, at 100%	Any time on or after October 15, 2027, at 100%	Any time on or after July 15, 2037, at 100%	Any time on or after July 15, 2047, at 100%

Trade Date:	November 8, 2017	November 8, 2017	November 8, 2017	November 8, 2017	November 8, 2017

Expected Settlement Date:	November 10, 2017 (T+2)	November 10, 2017 (T+2)	November 10, 2017 (T+2)	November 10, 2017 (T+2)	November 10, 2017 (T+2)

CUSIP:	478160 CH5	478160 CJ1	478160 CK8	478160 CL6	478160 CM4

ISIN:	US478160CH52	US478160CJ19	US478160CK81	US478160CL64	US478160CM48

Expected Ratings:*	Aaa (stable) (Moody’s) / AAA (stable) (S&P)

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Deutsche Bank Securities Inc.

Senior Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. NatWest Markets The Williams Capital Group, L.P.

Co-Managers:	ING Financial Markets LLC MUFG Securities Americas Inc. RBC Capital Markets, LLC Santander Investment Securities Inc. UBS Securities LLC UniCredit Capital Markets LLC

*            A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.